Exhibit 10(d)
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is effective as of March 1, 2011 (the “Effective Date”), between VIDEO DISPLAY CORPORATION, a Georgia corporation (“Seller”), and FI ACQUISITION LLC, a Georgia limited liability company (“Purchaser”).
     WHEREAS, Seller owns all of the outstanding capital stock (the “Fox Shares”) of Fox International Ltd., Inc., an Ohio corporation (“Fox”); and
     WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, all of the Fox Shares, on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Purchase and Sale of Fox Shares. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Fox Shares on the terms and conditions hereinafter set forth.
     2. Purchase Price and Payment. The total purchase price for the Fox Shares (the “Purchase Price”) shall be equal to Three Million Five Hundred Twenty-Three Thousand Eight Hundred Seventy-Seven Dollars ($3,523,877). The Purchase Price shall consist of: (a) Eight Hundred Thousand (800,000) shares of Seller’s common stock, no par value (the “VDC Shares”), with a value of Three Million Two Hundred Seventy-Two Thousand Dollars ($3,272,000), based on the February 22, 2011 closing price of $4.09 per share, as quoted on NASDAQ; and (b) Two Hundred Fifty-One Thousand Eight Hundred Seventy-Seven Dollars ($251,877) payable in cash or other immediately available funds (the “Cash Payment”). The Purchase Price is equal to the net book value shown on the February 28, 2011 audited financial statements of Fox, which indicate total assets of $6,408,589 and liabilities not exceeding $2,884,712, as set forth more fully on attached Exhibit A.
     3. Closing. The transfer of ownership of the Fox Shares and payment of the Purchase Price shall be deemed to take place for accounting purposes on March 1, 2011, to coincide with the start of the fiscal year of Seller. As soon as practicable after the Effective Date, Purchaser shall promptly deliver to Seller the Cash Payment and all certificates representing the VDC Shares, and Seller shall promptly deliver to Purchaser all certificates representing the Fox Shares, in each case duly endorsed in blank or accompanied by a duly executed stock transfer power.
     4. Profit Participation. For a period of sixty (60) days after the Effective Date (the “Profit Participation Period”), Seller shall be entitled to one-half (1/2) of all net profits from any sale by Purchaser of all or substantially all of the assets or stock of Fox, provided that such sale must be consummated within the Profit Participation Period.
     5. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

          (a) Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.
          (b) Authorization. Seller has the right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement is, and any other documents and instruments required hereby will be, when executed and delivered by the parties, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.
          (c) Fox Shares Valid. The Fox Shares are and shall be validly issued, fully paid and non-assessable and constitute all of the issued and outstanding equity interests of Fox. Without limiting the generality of the foregoing, all of the formerly issued and outstanding shares of Fox International Limited, Inc., an Ohio corporation, have been duly canceled.
          (d) Ownership of Fox Shares. Seller is the owner of the Fox Shares free and clear of all liens, charges, claims, encumbrances and restrictions; Seller has full power to transfer the Fox Shares to Purchaser; and Seller has obtained all necessary approvals and consents to effectuate the sale of the Fox Shares to Purchaser.
          (e) No Violation. The execution and performance of this Agreement do not violate, result in the breach of, or constitute a default under any applicable law or regulation, the Articles of Incorporation or Bylaws of Seller, or any order, judgment or decree of any court or governmental agency.
     6. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:
          (a) Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.
          (b) Authorization. Purchaser has the right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement is, and any other documents and instruments required hereby will be, when executed and delivered by the parties, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

          (c) Restrictions on Transferability. Purchaser agrees that any certificate representing the Fox Shares, and any replacement certificate therefor, will bear a restrictive legend on the reverse of the certificate in substantially the following form:
The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Act or applicable state securities laws, or an opinion of counsel, satisfactory in form, substance and scope to the issuer of the securities, that registration is not required under the Act or applicable state securities laws.
          (d) No Violation. The execution and performance of this Agreement do not violate, result in the breach of, or constitute a default under any applicable law or regulation, the Articles of Organization or Operating Agreement of Purchaser, or any order, judgment or decree of any court or governmental agency.
          (e) Due Diligence Inspection. Purchaser has had full and complete access to all material financial, operating and legal information concerning the business and operations of Fox, and is purchasing the Fox Shares with knowledge of all such material information. Purchaser agrees to not assert any claim of any nature whatsoever, including claims of fraud, that Purchaser may have against Seller if Purchaser suffers any adverse consequence, whether monetary or otherwise, as a result of the transactions contemplated herein.
     7. Indemnification.
          (a) Survival. All representations, warranties, agreements, covenants and obligations made or undertaken by each party in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the other party and shall survive the consummation of the transactions contemplated in this Agreement.
          (b) Agreement to Indemnify. Each party (for purposes of this Section, the “Indemnitor”) agrees to indemnify and hold the other party, its successors and assigns (collectively, the “Indemnitee”), harmless from and against all liability, loss, damage, claim or expense of any kind whatsoever (including reasonable attorneys’ fees and costs) that may be sustained, suffered, or incurred by the Indemnitee that arises from or is in any way connected with: (i) any misrepresentation by the Indemnitor contained in this Agreement or in any document or instrument executed and delivered pursuant hereto, or any misrepresentation in or omission from any instrument furnished or to be furnished by the Indemnitor hereunder; and (ii) the breach of any representation, warranty and/or covenant made by the Indemnitor in this Agreement or any other agreement delivered in connection with this transaction.
     8. General.
          (a) Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

          (b) Notices. All communications and notices required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by certified United States mail, postage prepaid, return receipt requested, addressed as follows:

If to Seller:	Video Display Corporation
1868 Tucker Industrial Drive
Tucker, Georgia 30084
Attn: Greg Osborne

If to Purchaser:	FI Acquisition LLC
1868 Tucker Industrial Drive
Tucker, Georgia 30084
Attn: Ronald D. Ordway
or to such other address as a party designates by notice in writing to the other party in the manner provided by this Section.
          (c) Governing Law. This Agreement shall be construed and governed by the substantive laws of the State of Georgia, without regard to conflicts of law principles.
          (d) Amendments. This Agreement may only be amended or modified by a writing executed by all of the parties.
          (e) Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
          (f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions, and this Agreement is to be construed in all respects as if it had not contained the invalid or unenforceable provision.
          (g) Binding Agreement. Subject to the restrictions on transferability set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, successors and assigns.
          (h) Headings; Gender; Number. The headings and captions in this Agreement are for convenience and identification purposes only, are not an integral part of this Agreement, and are not to be considered in the interpretation of any part of this Agreement. When the context so requires, the masculine, feminine and neuter genders may be used interchangeably and the singular may include the plural and vice versa.
          (i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Facsimile and electronic executions and deliveries shall have the full force and effect of original signatures.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

SELLER: Video Display Corporation
By:
Its:

PURCHASER: FI Acquisition LLC
By:
Ronald D. Ordway, Manager

Exhibit A
Purchase Price Calculation

		Excl InterComp	Mgnt Bid	Mgnt Bid		Mgnt Bid
	10th	10th	10th	11th	12th	12th
	Period	Period	Period	Period	Period	Period

ASSETS
Cash	406,122	406,122	406,122	67,766	(5,784)	(5,784)
Accounts Receivable	1,378,394	1,378,394	1,378,394	1,298,068	1,143,405	1,143,405
Intercompany Trade Rec.
Reserve for A/R	(26,000)	(26,000)	(500,000)	(500,000)	(342,000)	(342,000)
Inventory
Raw Materials
Work in Process
Finished Goods	6,210,673	6,210,673	6,210,673	6,153,422	5,954,471	5,954,471
Reserve for Inventory	(1,769,496)	(1,769,496)	(3,269,496)	(2,809,498)	(1,674,662)	(1,674,662)
Cost in Excess of Billings
Prepaid expenses	160,909	160,909	160,909	184,261	125,932	125,932
Income taxes refundable

Total Current Assets	6,360,603	6,360,603	4,386,602	4,394,019	5,201,362	5,201,362
Property, Plant & Equipment
Land	249,814	249,814	150,000	150,000	249,814	150,000
Buildings	1,974,831	1,974,831	900,000	900,000	1,977,331	900,000
Machinery & Equipment	5,674,665	5,674,665	300,000	800,000	5,705,700	134,397

	7,899,310	7,899,310	1,350,000	1,850,000	7,932,845	1,184,397
Less Accumulated Depreciation	(6,692,415)	(6,692,415)	0	0	(6,748,448)	0

	1,206,895	1,206,895	1,350,000	1,850,000	1,184,397	1,184,397
Investments	0	0	0
Goodwill	0	0	0
Intangibles	0	0	1,830,895	832,616
Other Assets	22,830	22,830	22,830	22,830	22,830	22,830
Intercompany inv / adv	(4,994,028)	0	0
Intercompany rec / pay	0	0	0

Total Assets	2,596,299	7,590,327	7,590,327	7,099,465	6,408,589	6,408,589

A-1

		Excl InterComp	Mgnt Bid	Mgnt Bid		Mgnt Bid
	10th	10th	10th	11th	12th	12th
	Period	Period	Period	Period	Period	Period

LIABILITIES
Accounts payable	2,263,851	2,263,851	2,263,851	1,896,021	1,656,509	1,656,509
Intercompany Trade Pay	0	0				0
Accrued liabilities	512,962	512,962	512,962	527,392	578,711	578,711
Billings in excess of cost	0	0	0			0
Current Lines of Credit	0	0	0			0
Notes payable to officers	0	0	0			0
Income taxes payable	0	0	0			0
Current portion of L/T debt	202,478	202,478	202,478	215,116	199,118	199,118
						0

Total current liabilities	2,979,292	2,979,292	2,979,292	2,638,529		2,434,338
						0
Line of credit — #1	0	0	0			0
L/T Debt — #1						0
L/T Debt — #2						0
L/T Debt — #3, etc.						0
Financing lease obligation	217,218	217,218	217,218	213,972	187,479	187,479
Note payable to officer	276,966	276,966	276,966	240,437	262,895	262,895

Total Liabilities				3,092,938	2,884,712	2,884,712	(a)

Minority interest				4,006,527	3,523,877	3,523,877	(b)

Shareholder’s Equity
Common stock	50,000	50,000
Additional paid in capital	2,066,805	2,066,805	4,116,851		3,523,877
Retained earnings	(1,744,400)	3,249,629
Current P/L	(1,249,583)	(1,249,583)

Total Stockholder’s Equity	(877,177)	4,116,851	4,116,851		3,523,877

	2,596,299	7,590,327	7,590,327		3,974,251

(a)	Assumption of Liabilities

(b)	Net Balance to VDC from Management

VDC Common Shares: 800,000 shs @ $4.09	$3,272,000
Cash Payment Reduction in VDC Note to RDO	$199,351
Cash Payment	$52,526

A-2